FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:
Investor Relations
610-925-2000

GENESIS HEALTHCARE CORPORATION
REPORTS FISCAL YEAR END 2005 RESULTS

•	Revenues Increase 11% to $1.68 billion

•	Diluted Earnings Per Share from Continuing Operations Increase 39%, to $2.12 Per Share

•	Capital Expenditures Total $55.2 Million as Facility Renovation Effort Expands

•	Occupancy Rebounds to 90.6% in Fourth Quarter

KENNETT SQUARE, PA – (December 1, 2005) –Genesis HealthCare Corporation (“GHC”) (NASDAQ:GHCI) today announced income from continuing operations of $42.4 million, or $2.12 per diluted share, and net income of $42.2 million, or $2.11 per diluted share, for the year ended September 30, 2005, up from pro forma income from continuing operations of $30.6 million, or $1.52 per diluted share, and pro forma net income of $27.9 million, or $1.39 per diluted share, in the comparable period in the prior year. Pro forma results in the prior year period assume the December 1, 2003 spin-off of GHC from NeighborCare, Inc. occurred on October 1, 2003. (See attached pro forma financial information beginning on page 15).

For the quarter ended September 30, 2005, income from continuing operations was $9.5 million, or $0.48 per diluted share, and net income was $10.2 million, or $0.51 per diluted share, down from income from continuing operations of $10.5 million, or $0.52 per diluted share, and net income of $10.8 million, or $0.53 per diluted share, in the comparable period in the prior year.

Reported results in the quarter ended September 30, 2005 were reduced by a $1.7 million ($0.05 per diluted share) pre tax impairment charge to write-off the investment related to an abandoned rehabilitation services application system, and $1.3 million ($0.04 per diluted share) of net pre tax adjustments to recognize a correction to the way in which the Company accounts for certain of its leases. In addition, an increase in the Company’s effective tax rate, primarily due to changes in the amount of permanent deductions, reduced results in the current quarter by approximately $0.02 per diluted share. All of these adjustments are non-cash charges. The lease accounting adjustments are more fully described below under the section entitled Lease Accounting Adjustments. Results in the quarter ended September 30, 2004 were reduced by a pre tax charge of $0.4 million ($0.01 per diluted share) related to the early extinguishment of debt.

Revenue for the year ended September 30, 2005 grew 10.9% to $1.683 billion from $1.518 billion in the prior year. Revenue for the quarter ended September 30, 2005 grew 5.9% to $420.8 million from $397.3 million in the comparable period of the prior year. Revenue growth in the quarter and year ended September 30, 2005 is primarily attributed to third party payor rate growth and the recognition of provider assessments implemented in three states since the prior year periods.

EBITDA for the year ended September 30, 2005 grew 19.9% to $148.8 million, up from $124.1 million in the prior year. (See attached reconciliation on page 10). EBITDA for the year ended September 30, 2005 benefited from $8.0 million of net adjustments to lease expense recorded in the fourth quarter and $14.2 million in incremental provider assessments. EBITDA was reduced by $11.8 million and $1.7 million for charges related to the early extinguishment of debt in the years ended September 30, 2005 and 2004, respectively.

EBITDA for the quarter ended September 30, 2005 increased 20.1% to $43.4 million, up from $36.2 million of EBITDA for the comparable period in the prior year. (See attached reconciliation on page 10). EBITDA for the quarter ended September 30, 2005 benefited from the $8.0 million of net adjustments to lease expense and was reduced $1.7 million by the impairment charge previously described and by a $2.3 million decline in net provider assessments recognized in the current year quarter compared to the prior year quarter. EBITDA for the quarter ended September 30, 2004 was reduced by $0.4 million for charges related to the early extinguishment of debt.

“I am pleased by the overall performance of our Inpatient services segment this quarter and the strength of our balance sheet,” stated George V. Hager, Jr., Chairman and Chief Executive Officer. “We were successful in rebuilding our census back to historical levels and continue to experience stable occupancy. We were able to achieve consolidated results within our previously provided guidance range despite the disappointing results of our Rehabilitation services segment, and before considering the impairment and lease charges, and the higher than expected effective income tax rate, which were not included in our earnings guidance. The softness in the Rehabilitation services segment was driven by greater than anticipated utilization of higher cost contract labor during the summer vacation months, as well as severance charges relating to organizational changes. We believe that our strategy of improving the recruitment and retention capabilities of that business while also being more aggressive in pricing our services and more selective in our external customer base will restore this business to profitability. During the quarter we moved aggressively to implement a more efficient and integrated billing and time collection system to improve the productivity of our therapist workforce.”

Further commenting on the results, Hager noted, “Our core Inpatient services segment, on an as adjusted basis, produced strong earnings growth in the fourth quarter compared to the same quarter last year. We end fiscal 2005 with impressive year over year earnings growth, significant levels of operating cash flow and a strong balance sheet. We look forward to continuing to execute on our strategy of investment in our core skilled nursing business in fiscal 2006, and believe that the Rehabilitation services operating issues are being aggressively addressed.”

Inpatient Services
Inpatient services net revenue of $375.1 million in the quarter ended September 30, 2005 grew 5.5%, or $19.5 million, from $355.6 million in the prior year. Provider assessments and acquisitions generated approximately $2.3 million and $2.6 million of the revenue growth, respectively. The remaining revenue growth is attributed to other third party payor rate growth and higher patient acuity. Medicare rates in the quarter ended September 30, 2005 grew 4.6% to $370 per patient day as a result of the October 1, 2004 2.8% Medicare rate increase as well as higher Medicare patient acuity. Occupancy this quarter grew 1.2% from the immediately preceding quarter to 90.6%, and exceeded the prior year fourth quarter occupancy of 90.5%.

Inpatient services net revenue in the year ended September 30, 2005 of $1.506 billion grew 11.3% or $152.8 million from $1.353 billion in the prior year. Provider assessments and acquisitions generated approximately $74.4 million and $14.1 million of the revenue growth, respectively. The remaining revenue growth is attributed to other third party payor rate growth and higher patient acuity, offset by lower occupancy. Medicare rates in the current year grew 5.1% per patient day as a result of the October 1, 2004 2.8% Medicare rate increase as well as higher Medicare patient acuity. Occupancy in the year ended September 30, 2005 declined 0.7% to 90.1% from 90.8% in the prior year.

Inpatient services EBITDA of $59.8 million in the quarter ended September 30, 2005 was up $8.9 million over the prior year quarter. EBITDA was positively impacted by the $8.0 million lease accounting adjustments and $0.5 million from acquisitions, offset by $2.3 million of lower net provider assessments principally due to the retroactive recognition of provider assessments in the State of New Hampshire in the quarter ended September 30, 2004. After adjusting for these items, Inpatient services generated 6.0% EBITDA growth driven by operational improvements and improved payor mix.

Inpatient services EBITDA of $218.2 million in the year ended September 30, 2005 was up $47.1 million over the prior year. EBITDA was positively impacted by the $8.0 million lease accounting adjustments, $2.7 million from acquisitions, $2.0 million of net positive Medicaid cost report settlements and $14.2 million of incremental provider assessments recognized in the current year above those recognized in the prior year. After considering these items, Inpatient services generated 12.1% EBITDA growth driven by operational improvements, lower bad debt expense and third party payor rate growth.

Employed nursing labor and benefit costs on a per patient day basis increased 5.7% for the quarter ended September 30, 2005 from the same quarter last year. By reducing our reliance on agency nurses in favor of employed nurses the Company was able to limit growth in overall nursing labor costs to 4.7% on a per patient day basis.

Rehabilitation Services
Rehabilitation services revenues grew to $53.8 million in the quarter ended September 30, 2005 from $50.2 million in the prior year. Rehabilitation services revenue grew to $211.7 million in the year ended September 30, 2005 from $197.1 million in the prior year.

Rehabilitation services EBITDA decreased to a loss of $2.6 million in the quarter ended September 30, 2005 from a positive $0.9 million in the prior year quarter. EBITDA in the current year quarter was reduced by the $1.7 million impairment charge discussed previously, continued pricing pressure, increased therapist salary costs, severance costs and higher contract labor utilization as a result of a continuing shortage of therapists. Increased utilization of higher cost contract labor resulted in a $1.5 million decline in current quarter EBITDA compared to the prior year quarter.

Rehabilitation services EBITDA decreased to $5.9 million in the year ended September 30, 2005 from $14.2 million in the prior year. EBITDA in the current year was reduced by the $1.7 million impairment charge and each of the pricing and labor related pressures described in the previous paragraph. Increased utilization of higher cost contract labor resulted in a $5.9 million decline in current year EBITDA compared to the prior year.

Balance Sheet and Cash Flow
GHC generated operating cash flow of $14.4 million in the quarter and $125.0 million for the full fiscal year ended September 30, 2005. Fourth quarter operating cash flow was reduced by the timing of payments, including scheduled payments to excess general and professional liability insurance carriers, real estate taxing authorities and the timing of payroll. The Company ended the year with $410.2 million of debt and cash of $109.0 million. Debt increased $33.3 million during the quarter as a result of changes to the classification of five leases from operating to capital leases. “Although our balance sheet debt increased as a result of the reclassification of certain leases as capital leases, our obligations on a cash basis are unchanged,” stated James V. McKeon, Chief Financial Officer. “We also continue to benefit from significant net operating loss carryforwards that result in cash earnings in excess of GAAP earnings.”

Capital spending in the quarter ended September 30, 2005 increased to $15.2 million, totaling $55.2 million for fiscal 2005. “Our fiscal 2005 capital expenditures were nearly double that of our historical run rate,” noted McKeon. “Investment in information systems and in the renovation of our facility portfolio is at the core of our long-term strategy to generate operating efficiencies and create a stronger competitive position within our markets. Continuing this commitment to core operations, we expect to make capital expenditures between $65 million and $75 million in fiscal 2006, including as many as 33 facility renovation and modernization projects. We also continue to explore fill-in acquisitions in our Inpatient services segment, as well as other opportunities to ensure the most efficient use of our capital.”

During the quarter ended September 30, 2005, the Company repurchased 170,737 shares of its common stock for $6.9 million, and repurchased 787,337 shares of its common stock for $32.1 million for the year ended September 30, 2005.

Lease Accounting Adjustments
During the fourth quarter of fiscal 2005, the Company revised its accounting to record operating lease expense on a straight-line basis, as required by Statement of Financial Accounting Standards No. 13, “Accounting for Leases”, and Financial Accounting Standards Board Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases”. The impact of this correction through September 30, 2005 resulted in a $1.3 million pre tax increase to lease expense, of which $0.7 million relates to prior years.

In addition, the Company reevaluated the classification of certain of its leases and determined that five of its facility leases previously classified as operating leases should have been classified as capital leases beginning in fiscal 2004. The cumulative effect of correcting this accounting is an increase to depreciation expense of $4.7 million, an increase to interest expense of $4.7 million and a decrease to lease expense of $9.3 million, having no impact on pre tax or net income. The capitalization of these leases also had the effect of increasing total assets and total liabilities approximately $34.0 million. These accounting adjustments have no impact on the underlying economics of the leases.

These adjustments were not deemed material to the current fiscal year or prior periods and do not have any impact on prior year or future cash flows. However, as a result of the reclassification of the leases and the straight-line accounting for operating lease costs, the Company expects lease, interest and depreciation and amortization expense to approximate $21.9 million, $22.9 million and $55.6 million, respectively, in fiscal 2006.

Reimbursement Update
In July 2005, the Centers for Medicare and Medicaid Services released the final fiscal 2006 Medicare payment rules, including refinement to the resource utilization group classification system, often referred to as RUGs refinement. Effective October 1, 2005, the Medicare payment rates increased by a 3.1% annual inflation factor, or approximately $11 per Medicare patient day. Starting January 1, 2006, the rules establish nine new RUG payment classifications, alter the case-mix weights for the remaining 44 RUG payment categories and adjust upward the nursing component of each reimbursement schedule. After considering the distribution of our Medicare patient population under the new system, RUGs refinement is expected to reduce GHC’s Medicare payment rates by approximately $9 per Medicare patient day beginning January 1, 2006, thereby reducing fiscal 2006 revenue and EBITDA approximately $7.5 million and reducing net income $4.5 million or $0.23 per diluted share.

The Commonwealth of Pennsylvania has proposed a reduction in the reimbursement allowance under its provider assessment program effective July 1, 2005 through June 30, 2006. If the proposed reduction is made final as expected, the amount the Company must pay the Commonwealth under this program will exceed the amount the Company is reimbursed. In the quarter ended September 30, 2005, the Company’s revenue and EBITDA were reduced $0.6 million, and its net income was reduced $0.4 million or $0.02 per diluted share for the provider assessment reduction.

The Company is closely monitoring developments on the topics of Medicare Part B therapy caps, the Medicare Modernization Act, reimbursement of uncollectible Medicare co-insurance receivables and final 2005-06 Commonwealth of Pennsylvania Medicaid payor rates. Resolution to any one or all of these matters could have a significant impact on the Company’s future results of operations.

Other Matters
Net Operating Loss Carryforward
As of September 30, 2005, the Company has net operating loss (NOL) carryforward available of $120.9 million, which can be utilized to offset future taxable income subject to an annual limitation of $33.1 million. The Company regularly assesses its ability to realize the tax benefit from its NOL. The filing of fiscal 2004 federal and state income tax returns by NeighborCare, Inc. and the Company in June and July, 2005, and the further evaluation of tax issues related to the spin-off, has significantly reduced the uncertainty that previously caused management to reserve fully the value of the deferred tax benefit of the NOL. Consequently, the Company has eliminated the NOL valuation allowance and, accordingly, the Company’s balance sheet now includes, on an after-tax basis, a $50.8 million deferred tax asset and a corresponding increase of $50.8 million to additional paid-in capital.

Interest Rate Environment
In March 2005, the Company repaid its entire previously held variable rate senior credit facility indebtedness with the proceeds of newly issued 2.5% fixed rate convertible senior subordinated debentures. At September 30, 2005, the Company’s overall debt mix is approximately 98% fixed and 2% variable, effectively eliminating any exposure to rising rates of interest.

Diluted Per Common Share Data
In the quarter ended September 30, 2005, the Company reduced the number of weighted average shares used to determine diluted earnings per share in its previously reported three quarters ended June 30, 2005, reflecting a modification to the Company’s calculation of the dilutive effect of unvested restricted shares and stock options. This change results in an increase of $0.01 to the Company’s diluted earnings per share for each of the first three quarters of fiscal 2005, or $0.03 for the nine months ended June 30, 2005. Page 9 provides a consolidated statement of operations for each of the fiscal 2005 quarters on an as adjusted basis.

Outlook
The Company’s fiscal 2006 GAAP earnings from continuing operations guidance is provided as a range of $2.10 to $2.15 per diluted share. The Company’s earnings guidance considers the impact of RUGs refinement, reduced Commonwealth of Pennsylvania provider assessment revenue and the impact of the Company’s October 1, 2005 adoption of Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share Based Payment” (SFAS 123R). The impact of adopting SFAS 123R is estimated to reduce fiscal 2006 earnings by approximately $0.10 per diluted share. The impact of adopting SFAS 123R could differ from this estimate depending upon the number and timing of options granted during fiscal 2006, as well as their vesting period and vesting criteria.

While the Company does not provide quarterly earnings guidance, the Company notes that its first fiscal quarter ending December 31, 2005 will not be impacted by the adverse affects of RUGs refinement.

The fiscal 2006 guidance represents the Company’s views as of December 1, 2005. Investors are reminded that actual results may differ from these estimates for the reasons, among others, described herein and in the Company’s filings with the Securities and Exchange Commission.

Basis of Presentation
The accompanying financial information through November 30, 2003 was prepared on a basis which reflects the historical financial information of GHC assuming the operations of NeighborCare, Inc. contributed in the spin-off were organized as a separate legal entity, owning certain net assets of NeighborCare, Inc. Beginning December 1, 2003, the accompanying financial information has been prepared on a basis which reflects the net operations of GHC as a stand alone entity. The allocation methodologies followed in preparing the accompanying financial information prior to the December 1, 2003 spin-off may not necessarily reflect the results of operations, cash flows, or financial position of GHC in the future, or what the results of operations, cash flows or financial position would have been had GHC been a separate stand-alone entity for all periods presented.

Conference Call
Genesis HealthCare Corporation will hold a conference call at 10:00 a.m. Eastern Time on Friday, December 2, 2005 to discuss the results. Investors can access the conference call by phone at (888) 798-1823 or live via webcast through the GHC web site at http://www.genesishcc.com, where a replay of the call will also be posted for one year.

About Genesis HealthCare Corporation
Genesis HealthCare Corporation (NASDAQ: GHCI) is one of the nation's largest long term care providers with over 200 skilled nursing centers and assisted living residences in 12 eastern states. Genesis also supplies contract rehabilitation therapy to over 650 healthcare providers in 18 states and the District of Columbia.

Visit our website at www.genesishcc.com.

Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate,""believe,""plan,""estimate,""expect,""intend,""may," “target,” “appears” and similar expressions. Such forward looking statements include, without limitation, expected reimbursement rates, including RUGs changes, our net operating loss carryforwards, agency labor utilization, debt repayments, share repurchases, provider tax assessments, changes in state Medicaid rates, our plans to improve the operating performance of our Rehabilitation services segment, levels of lease expense, interest expense, depreciation expense, capital spending, and our anticipated results of operations for fiscal 2006. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for and availability of qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; and an economic downturn or changes in the laws affecting our business in those markets in which we operate.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

# # #

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
TWELVE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Twelve months ended
	September 30, 2005	September 30, 2004

Net revenues	$1,683,350	$1,517,553
Operating expenses:
Salaries, wages and benefits	1,013,139	962,138
Other operating expenses	491,325	401,593
Loss on early extinguishment of debt	11,765	1,692
Lease expense	18,367	28,073
Depreciation and amortization expense	55,087	46,306
Interest expense	27,879	26,985

Income before income tax expense, equity in net
income of unconsolidated affiliates and
minority interests	65,788	50,766
Income tax expense	26,032	20,791

Income before equity in net income of unconsolidated
affiliates and minority interests	39,756	29,975
Equity in net income of unconsolidated affiliates	3,105	2,235
Minority interests	(441)	(462)

Income from continuing operations	42,420	31,748
Loss from discontinued operations, net of taxes	(251)	(2,675)

Net income	$42,169	$29,073

Per common share data (1):
Basic:
Income from continuing operations	$2.15	$1.59
Loss from discontinued operations	(0.01)	(0.13)
Net income	$2.14	$1.46
Weighted average shares	19,713,478	19,947,177

Diluted:
Income from continuing operations	$2.12	$1.58
Loss from discontinued operations	(0.01)	(0.13)
Net income	$2.11	$1.45
Weighted average shares	20,021,811	20,118,292

(1) – The computation of per common share data in the twelve months ended September 30, 2004 was prepared on a pro forma basis assuming that the common shares of GHC distributed on December 1, 2003 in connection with the spin-off were outstanding since October 1, 2003.

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended
	September 30, 2005	September 30, 2004

Net revenues	$420,786	$397,289
Operating expenses:
Salaries, wages and benefits	254,839	244,741
Other operating expenses	124,254	108,911
Loss on early extinguishment of debt	—	439
Lease expense	(1,752)	7,037
Depreciation and amortization expense	17,839	11,941
Interest expense	9,890	6,782

Income before income tax expense, equity in net
income of unconsolidated affiliates and
minority interests	15,716	17,438
Income tax expense	6,878	7,245

Income before equity in net income of unconsolidated
affiliates and minority interests	8,838	10,193
Equity in net income of unconsolidated affiliates	724	465
Minority interests	(89)	(133)

Income from continuing operations	9,473	10,525
Income from discontinued operations, net of taxes	740	246

Net income	$10,213	$10,771

Per common share data:
Basic:
Income from continuing operations	$0.48	$0.53
Income from discontinued operations	0.04	0.01
Net income	$0.52	$0.54
Weighted average shares	19,579,244	20,002,548

Diluted:
Income from continuing operations	$0.48	$0.52
Income from discontinued operations	0.04	0.01
Net income	$0.51	$0.53
Weighted average shares	19,877,384	20,332,810

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2004, MARCH 31, 2005, JUNE 30, 2005 AND SEPTEMBER 30, 2005
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended
	December 2004	March 2005	June 2005	September 2005

Net revenues	$399,027	$454,566	$408,971	$420,786
Operating expenses:
Salaries, wages and benefits	251,776	254,579	251,945	254,839
Other operating expenses	105,819	148,619	112,633	124,254
Loss on early extinguishment
of debt	543	4,289	6,933	—
Lease expense	6,971	6,610	6,538	(1,752)
Depreciation and amortization expense	11,319	13,206	12,723	17,839
Interest expense	6,632	6,261	5,096	9,890

Income before income tax expense,
equity in net income of unconsolidated
affiliates and minority interests	15,967	21,002	13,103	15,716
Income tax expense	6,482	7,897	4,775	6,878

Income before equity in net income of
unconsolidated affiliates and
minority interests	9,485	13,105	8,328	8,838

Equity in net income of unconsolidated
affiliates	1,111	679	591	724
Minority interests	(271)	(153)	72	(89)

Income from continuing operations	10,325	13,631	8,991	9,473
Income (loss) from discontinued
operations, net of taxes	523	(164)	(1,350)	740

Net income	$10,848	$13,467	$7,641	$10,213

Per common share data:
Basic:
Income from continuing operations	$0.52	$0.68	$0.46	$0.48
Income (loss) from discontinued
operations	0.03	(0.01)	(0.07)	0.04
Net income	$0.54	$0.67	$0.39	$0.52
Weighted average shares	20,022,643	19,985,375	19,619,845	19,579,244

Diluted:
Income from continuing operations	$0.51	$0.67	$0.45	$0.48
Income (loss) from discontinued
operations	0.03	(0.01)	(0.07)	0.04
Net income	$0.54	$0.66	$0.38	$0.51
Weighted average shares	20,275,164	20,316,822	19,937,181	19,877,384

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO EBITDA
(IN THOUSANDS)

	Three months ended		Twelve months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Net income	$10,213	$10,771	$42,169	$29,073
Add back:
(Income) loss from discontinued
operations, net of taxes	(740)	(246)	251	2,675
Equity in net income of
unconsolidated affiliates	(724)	(465)	(3,105)	(2,235)
Minority interests	89	133	441	462
Income tax expense	6,878	7,245	26,032	20,791
Interest expense	9,890	6,782	27,879	26,985
Depreciation and amortization expense	17,839	11,941	55,087	46,306

EBITDA	$43,445	$36,161	$148,754	$124,057

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	September 30, 2005	September 30, 2004

Assets:
Current assets:
Cash and equivalents	$109,041	$126,071
Current portion of restricted investments
in marketable securities	39,875	29,887
Accounts receivable, net	184,616	175,292
Prepaid expenses and other current assets	36,143	33,526
Deferred income taxes	45,053	32,916
Current portion of assets held for sale	1,400	6,267

Total current assets	416,128	403,959

Property and equipment, net	783,359	695,511
Assets held for sale	2,511	2,511
Restricted investments in marketable securities	56,197	65,121
Other long-term assets	100,917	110,758

Total assets	$1,359,112	$1,277,860

Liabilities and Shareholders’ Equity:
Current liabilities:
Current installments of long-term debt	$4,537	$27,230
Accounts payable and accrued expenses	153,875	157,006
Current portion of self-insurance liability reserves	39,875	29,887

Total current liabilities	198,287	214,123

Long-term debt	405,633	375,841
Deferred income taxes	—	31,145
Self-insurance liability reserves	58,995	62,920
Other long-term liabilities	39,548	28,858
Commitments and contingencies

Shareholders' equity:
Common stock	204	200
Additional paid-in-capital	632,199	547,841
Retained earnings	62,673	20,504
Accumulated other comprehensive (loss) income	(603)	221
Treasury stock, at cost	(32,096)	—
Common stock held in deferred compensation plan	(5,728)	(3,793)

Total shareholders’ equity	656,649	564,973

Total liabilities and shareholders’ equity	$1,359,112	$1,277,860

Note: Certain balances have been reclassified to conform with current presentation.

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
TWELVE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(IN THOUSANDS)

	Twelve months ended

	September 30, 2005	September 30, 2004

Cash flows from operating activities:
Net income	$42,169	$29,073
Net charges included in operations not requiring funds	105,191	88,779
Changes in assets and liabilities:
Accounts receivable	(24,135)	4,477
Accounts payable and accrued expenses	2,353	29,948
Other, net	(600)	(3,881)

Total adjustments	82,809	119,323

Net cash provided by operating activities	124,978	148,396

Cash flows from investing activities:
Capital expenditures	(55,227)	(31,183)
Net purchases of restricted marketable securities	(1,970)	(5,297)
Purchases of eldercare centers and lease amendments	(7,208)	(48,641)
Proceeds from sales of eldercare assets	6,664	17,956
Other, net	607	(2,535)

Net cash used in investing activities	(57,134)	(69,700)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	180,000	410,000
Repayment of long-term debt	(225,714)	(306,531)
Debt issuance costs and debt prepayment premium	(14,303)	(9,337)
Purchase of common stock for treasury	(32,096)	—
Proceeds from exercise of stock options	7,239	—
Net transactions with NCI, prior to the spin-off	—	(55,548)

Net cash (used in) provided by financing activities	(84,874)	38,584

Net (decrease) increase in cash and equivalents	$(17,030)	$117,280
Cash and equivalents:
Beginning of period	126,071	8,791

End of period	$109,041	$126,071

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
(IN THOUSANDS)
	Three months ended
	September 30, 2005	September 30, 2004

Cash flows from operating activities:
Net income	$10,213	$10,771
Net charges included in operations not
requiring funds	24,075	29,297
Changes in assets and liabilities:
Accounts receivable	(1,401)	5,839
Accounts payable and accrued expenses	(10,619)	9,230
Other, net	(7,877)	(6,905)

Total adjustments	4,178	37,461

Net cash provided by operating activities	14,391	48,232

Cash flows from investing activities:
Capital expenditures	(15,182)	(10,153)
Net sales of restricted marketable securities	3,506	964
Proceeds from sales of eldercare assets	—	3,217
Other, net	540	(5,106)

Net cash used in investing activities	(11,136)	(11,078)

Cash flows from financing activities:
Repayment of long-term debt	(1,139)	(26,227)
Purchase of common stock for treasury	(6,938)	—
Proceeds from exercise of stock options	610	—

Net cash used in financing activities	(7,467)	(26,227)

Net (decrease) increase in cash and equivalents	$(4,212)	$10,927
Cash and equivalents:
Beginning of period	113,253	115,144

End of period	$109,041	$126,071

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three months ended		Twelve months ended
Segment Data	September 30,	September 30,	September 30,	September 30,
(dollars in thousands)	2005	2004	2005	2004
Inpatient services
Revenue	$375,103	$355,614	$1,505,985	$1,353,163
EBITDA – $	59,769	50,830	218,175	171,086
EBITDA – %	15.9%	14.3%	14.5%	12.6%
Rehabilitation therapy services
(including intersegment amounts)
Revenue	$53,831	$50,169	$211,725	$197,078
EBITDA – $	(2,568)	908	5,927	14,193
EBITDA – %	-4.8%	1.8%	2.8%	7.2%

	Three months ended		Twelve months ended
Selected Operating Statistics	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Occupancy – Licensed Beds	90.6%	90.5%	90.1%	90.8%

Patient Days:
Private and other	333,815	329,617	1,312,681	1,320,076
Medicare	261,433	256,428	1,061,134	1,050,175
Medicaid	1,099,625	1,100,534	4,317,872	4,319,011

Total Days	1,694,873	1,686,579	6,691,687	6,689,262

Per Diems:
Private and other	$212.26	$202.91	$209.29	$202.22
Medicare	370.40	354.21	367.98	350.04
Medicaid (1)	180.56	171.83	179.20	167.01

Nursing labor costs per
patient day:
Employed labor	$83.32	$78.80	$82.15	$77.49
Agency labor	3.78	4.36	3.45	4.49

Total	$87.10	$83.16	$85.60	$81.98

End of period:	Inpatient Licensed Beds	Inpatient Facility Count
Owned
- Skilled Nursing	15,209	120
- Assisted Living	832	7

Total Owned	16,041	127

Leased
- Skilled Nursing	3,663	25
- Assisted Living	557	6

Total Leased	4,220	31

Total Owned and Leased
(Consolidated)	20,261	158

Jointly Owned
- Skilled Nursing	953	7
- Assisted Living	586	5

Managed
- Skilled Nursing	3,510	27
- Assisted Living	741	5
- Transitional Care Units	331	13

Total Jointly Owned and
Managed– (Unconsolidated)	6,121	57

(1) – Medicaid per diems exclude any retroactive provider assessments that do not relate to the period presented.

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statement presented below should be read in conjunction with “Mangement’s Discussion and Analysis of
Financial Condition and Results of Operation” in GHC’s annual report of Form 10-K filed on December 14, 2004.

The following unaudited pro forma condensed statement of operations for the twelve months ended September 30, 2004 is presented as if the spin-off of GHC occurred on October 1, 2003.

The unaudited pro forma condensed financial statement is presented for informational purposes only and is not necessarily indicative of what our financial position and results of operations actually would have been for the period presented if the spin-off occurred on October 1, 2003, nor does such financial statement purport to represent the results of future periods. The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable and are discribed in the notes accompanying the unaudited pro forma condensed financial statement. No changes in operating revenues and expenses have been made to reflect the results of any modifications to operations that might have been made had the spin-off of GHC been completed on the aforesaid effective date for purposes of the pro forma results.

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
TWELVE MONTHS ENDED SEPTEMBER 30, 2004
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Historical	Pro Forma

	GHC	Adjustments		GHC

Net revenues	$1,517,553	$—		$1,517,553

Expenses:
Operating expenses	1,365,423	—		1,365,423
Lease expense	28,073	—		28,073
Depreciation and amortization expense	46,306	88	(1)	46,394
Interest expense	26,985	1,864	(2)	28,849

Income before income tax expense
equity in net income of unconsolidated
affiliates and minority interests	50,766	(1,952)		48,814

Income tax expense	20,791	(773)	(3)	20,018

Income before equity in net income
of unconsolidated affiliates and minority
interests	29,975	(1,179)		28,796

Equity in net income of unconsolidated affiliates	2,235	—		2,235

Minority interests	(462)	—		(462)

Income from continuing operations	31,748	(1,179)		30,569
Loss from discontinued operations, net of taxes	(2,675)	—		(2,675)

Net income	$29,073	$(1,179)		$27,894

Per common share data:
Basic:
Income from continuing operations	$1.59			$1.53
Loss from discontinued operations	(0.13)			(0.13)
Net income	$1.46			$1.40
Weighted average shares	19,947,177			19,947,177

Diluted:
Income from continuing operations	$1.58			$1.52
Loss from discontinued operations	(0.13)			(0.13)
Net income	$1.45			$1.39
Weighted average shares	20,118,292			20,118,292

See accompanying Notes to the Unaudited Pro Forma Condensed Statement of Operations.

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

General note:

	The unaudited pro forma condensed statement of operations reflects all adjustments that, in the opinion of
	management, are necessary to present fairly the pro forma results of operations for the twelve months
	ended September 30, 2004, assuming the spin-off occurred on October 1, 2003.

(1)	Represents the amortization of estimated deferred financing fees and expenses related to our post spin-off
	financing arrangements offset by reduced historical amortization of deferred financing fees written-off
	following the repayment of the then existing indebtedness.
	Twelve
	months ended
	September 30,
	2004

	(in thousands)
	Historical financing fee amortization	$(54)
	New financing fee amortization	142

		$88

(2)	Reflects the increase in estimated interest expense for the months of October and November 2003 based upon the
	incurrence of incremental debt following the spin-off and an estimated weighted borrowing average rate of 6.8%
	following the spin-off.

	Debt service under our post spin-off senior credit facility is based upon a variable interest rate that may fluctuate
	due to market conditions and / or our operating performance. A variance of 1/8% in variable rates of interest would
	change interest expense by approximately $218 thousand for the twelve months ended September 30, 2004.

(3)	Income tax expense is reported at an estimated effective tax rate of 39.6%.

GENESIS HEALTHCARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME EBITDA
(IN THOUSANDS)

The following reconciliation of net income to EBITDA supports the calculation of debt to EBITDA, which has and will be included in certain presentations made to the investment community. The calculation of the ratio of debt to EBITDA includes EBITDA, which is a non-GAAP financial measure. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

	Three months ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,
	2004	2004	2004	2004	2005	2005	2005

Net income	$5,574	$6,722	$10,771	$10,848	$13,467	$7,641	$10,213
Add back:
Loss (income) from discontinued
operations, net of taxes	577	919	(246)	(523)	164	1,350	(740)
Equity in net income of
unconsolidated affiliates	(466)	(746)	(465)	(1,111)	(679)	(591)	(724)
Minority interests	84	170	133	271	153	(72)	89
Income tax expense	3,929	4,873	7,245	6,482	7,897	4,775	6,878
Interest expense	7,528	6,854	6,782	6,632	6,261	5,096	9,890
Depreciation and amortization	11,464	11,336	11,941	11,319	13,206	12,723	17,839

EBITDA	$28,690	$30,128	$36,161	$33,918	$40,469	$30,922	$43,445

Loss on early extinguishment of debt (1)	$655	$425	$439	$543	$4,289	$6,933	$—

CALCULATION OF DEBT TO EBITDA
(IN THOUSANDS, EXCEPT DEBT RATIO)

				December 31,	March 31,	June 30,	September 30,
				2004	2005	2005	2005

12 months trailing EBITDA (A)				$128,897	$140,676	$141,470	$148,754
Total debt at end of period (B)				378,321	423,862	377,666	410,170

Ratio of debt to EBITDA (B) / (A)				2.94	3.01	2.67	2.76

CALCULATION OF DEBT TO NET INCOME
(IN THOUSANDS, EXCEPT DEBT RATIO)

				December 31,	March 31,	June 30,	September 30,
				2004	2005	2005	2005

12 months trailing net income (C)				$33,915	$41,808	$42,727	$42,169
Total debt at end of period (D)				378,321	423,862	377,666	410,170

Ratio of debt to net income (D) / (C)				11.15	10.14	8.84	9.73

(1) Loss on extinguishment of debt is included for informational purposes only.